VERTRO, INC.
Q2 2009 Earnings Call Script

Alex Vlasto

Thank you and good afternoon. Welcome to Vertro’s second quarter 2009 financial results conference call. Joining me on the call today are President and Chief Executive Officer Peter Corrao, Chief Financial Officer, Mike Cutler and General Manager and Senior Vice President, Rob Roe.

I’d like to remind everyone that today’s comments include forward-looking statements.  These statements are subject to risks and uncertainties that may cause actual results and events to differ materially from those expressed in the forward-looking statements.  These risks and uncertainties will be outlined at the end of this conference call, and are also detailed in Vertro’s filings with the Securities and Exchange Commission.

To begin, let’s review how we measure our financial performance. In addition to the standard GAAP measurements, we utilize certain profitability based metrics to evaluate our period to period and year-over-year performance. They are: Adjusted EBITDA, Adjusted net income/loss and Adjusted net income/loss per share.

We believe that “Adjusted EBITDA”, “Adjusted net income/loss” and “Adjusted net income/loss per share” provide meaningful measures for comparison of the Company’s current and projected operating performance with its historical results due to the significant changes in non-cash amortization that began in 2004 primarily due to certain intangible assets resulting from mergers and acquisitions that have since been written off. Vertro defines Adjusted EBITDA as EBITDA (earnings before interest, income taxes, depreciation, and amortization) plus non-cash compensation expense and plus or minus certain identified revenues or expenses that are not expected to recur or be representative of future ongoing operation of the business. Vertro uses Adjusted EBITDA as an internal measure of its business and believes it is utilized as an important measure of performance by the investment community. Vertro sets goals and awards bonuses in part based on performance relative to Adjusted EBITDA. Vertro defines Adjusted net income/loss as net income/loss plus amortization and non-cash compensation expense, plus or minus certain identified revenues or expenses that are not expected to recur or be representative of future ongoing operation of the business, in each case including the tax effects (if any) of the adjustment.  Vertro defines Adjusted net income/loss per share as the Adjusted net income/loss, as previously described, divided by the average basic or fully-diluted number of outstanding shares of Vertro common stock over the reported period.

For a detailed review of our second quarter 2009 results, including the corresponding GAAP financial measures and a reconciliation of our non-GAAP financial measures to GAAP financial measures, please refer to the press release we issued today, and to our Form 10-Q for Q2 2009 filed with the Securities and Exchange Commission.

To comply with the SEC’s guidance on “fair and open disclosure,” we have made this conference call publicly available via audio webcast through the investor relations section of our website and a replay of the conference call will be available for 90 days after the call.  I’d now like to turn the call over to our President and CEO, Peter Corrao. Peter?

Peter Corrao

Good afternoon and welcome to today’s call; we appreciate having you on the call with us.

I want to begin this afternoon by presenting four key points that we would like to communicate about our overall business plan and particularly the comparison between our first and second quarter 2009 results:

First, our overall plan for 2009 was to first sell our MIVA Media business and to then focus on building shareholder value by growing our ALOT product portfolio.

Second, as we have previously stated, our first quarter results were impacted by reduced and inconsistent advertising spend that were caused by a need to manage our balance sheet as we positioned ourselves for the sale of our Media business in March.  We believe that reducing advertising spend in the first quarter correctly helped our balance sheet, but it hurt our influx of new ALOT users that were needed to underpin second quarter performance.

Third, because the revenue developed from our live users lags our advertising spend, we entered the second quarter with a declining value of users combined with a need to restore advertising spend for future growth.  We believe we executed our plan and the result is that we have rebuilt our user base which has already paid off in increased revenue in the last month of the second quarter and should give us the base we need to continue our progress in the third quarter toward eventual profitability in the fourth quarter.

Fourth, we believe the two most important factors in our future progress are the execution of innovative product and marketing plans and the continued learning and optimization of the relationship between advertising spend and revenue growth.  This second factor, which we call our advertising-revenue algorithm, has already taught us a great deal through analysis and experimentation.  We have and will continue to experiment with different target audiences, variations in product offering, new ideas for user acquisition, and new approaches to analytics. We believe that optimization of our algorithm will always be a mix of science and art and will be complicated by ever changing pieces of the Internet and consumer equation.  But, the recognition of how much potential lies in better optimization of our model underscores the value that we believe lies in Vertro’s business.

I’m now going to move on to talk specifically about the second quarter.

Due to the fluctuations in adverting spend I mentioned earlier, we expected net margins to be negatively impacted in the second quarter. While we were affected by this anticipated impact on net margin, our second quarter results of $6.0 million in revenue and ($3.4) million in EBITDA were marginally ahead of our expectations. This was due primarily to a range of improved metrics across our ALOT product portfolio in the latter part of the second quarter, which I am now going to talk about in detail.

To help provide accurate quarter over quarter comparisons, certain metrics that I will be presenting in this part of the call relate specifically to ALOT users in what we refer to as ‘Region One’. This includes North America, Canada, the British Isles and Australasia. As we recently announced, we increased our mix of non Region One users over the second quarter, and while we’re excited by the opportunities that these new markets present, the financial dynamics of acquiring and monetizing these users are quite different from Region One, which we believe would impact the accuracy of certain quarter over quarter comparisons.

The first area I want to focus on is RPMLU or revenue per thousand live users. On our last call, we talked about the significant and unexpected decline we were experiencing in RPMLU. While we continued to struggle with RPMLU in April and part of May, I’m pleased to report that in the latter part of the second quarter, after extensive product testing and optimization of our advertising strategy, that we reversed this decline. As a result of our testing, we concluded that our improvements in RPMLU can’t be attributed to one single factor, but rather a combination of different catalysts, including:

-	Software modifications we incorporated into our existing products;

-	The introduction of new marketing pages designed to encourage customization and in turn prompt increased usage of our products;

-	A leveling out of our advertising spend after recent peaks and troughs, which we believe has enabled us to get back to a position where we are targeting only the highest value users across Region One;

-	An increase in revenue generating events - specifically searches and ad clicks - being conducted by users across our product portfolio; and

-	An increase in revenue per click being delivered through our monetization partner, possibly due to improving economic conditions.

Put simply, we believe that due to a combination of product and marketing enhancements ALOT users in the latter part of the second quarter were searching more and clicking on more ads and these factors, combined with higher revenue generated through our monetization partner, resulted in a steady increase in RPMLU.

Our 7 day average RPMLU across Region One users increased 6% from the end of Q1 2009 to the end of Q2 2009. Encouragingly, this growth has continued into the third quarter - our 7 day average RPMLU on August 10, 2009 was 14 percent higher than our 7 day average at the end of March 2009.

Based on our current forecasts, we expect average Region One RPMLU in the third quarter to be our highest quarterly average since the beginning of 2009.

One of the factors contributing to our gains in RPMLU since the beginning of July was increasing our monthly gross revenue sufficiently to qualify for a higher revenue sharing rate from our primary monetization partner. Based on our current forecasts, we hope to retain this higher rate for the remainder of 2009 and into 2010.

You’ll remember from our last call that the unexpected decline in RPMLU we saw late in Q1 and into early Q2 was a major concern, and we therefore believe that the growth in RPMLU that started in the latter part of the second quarter is a significant development for our business.

Overall, we finished the second quarter with 4.7 million live toolbar users. 4.1 million of these were ALOT users and the remainder were users of our legacy toolbar product. The 4.7 million total at the end of Q2 2009 represented an increase of 8 percent from the 4.4 million live toolbar users we reported at the end of Q1 2009.

Our homepage product also saw impressive growth over the second quarter. ALOT Home attracted 2.7 million unique users in June 2009, an increase of more than 60 percent compared to the 1.6 million unique users who visited the site in March 2009.

Search queries conducted by all of our users and across our entire product portfolio increased steadily over the quarter from 52.6 million in April, to 54.5 million in May and 58.4 million in June. The 58.4 million searches conducted by our users in June represents an 8 percent increase compared to the 54.0 million searches conducted by our users in March 2009.

Encouragingly, the number of ad clicks that resulted from these searches increased by 10 percent from March to June 2009, a higher ratio than the increase in search queries over the same period. We believe this is an important trend to report as it’s from these ad clicks that we derive the majority of our revenue.

Another positive trend that we’ve seen over the second quarter and into the third is a reduction in our attrition rate or, put another way, the number of users who uninstall their ALOT products. Our one-day attrition rate for Region One ALOT users improved significantly from Q1 2009 to Q2 2009. June in particular was a record breaking month for us, with attrition rates the lowest we’ve seen since launching the ALOT brand in 2007.

We attribute these positive trends in attrition to a combination of more targeted media buying and improvements we’ve made to our products. We believe we are now more effective than we’ve ever been when it comes to integrating our advertising copy with our marketing collateral and ultimately the product that our users download and install.

From a product perspective, we believe that continued vertical expansion and the addition of customization to our products have both contributed to the improvements that we’re seeing in attrition. We are now marketing 93 vertical toolbars and 60 vertical homepages. We also continue to expand and refine our library of vertically oriented buttons that users can add to their ALOT products and have seen a significant increase in the number of users who are making use of these customization features.

I mentioned the expansion of ALOT outside Region One earlier in today’s call and want to take a moment to update you on our progress. As we reported in a recent press release we have had a good amount of success acquiring users across Asia. We have developed a version of our toolbar product in simplified Chinese and have also been marketing a variety of toolbars across other Asian markets including India.

As we anticipated, users in these markets are significantly less expensive to acquire than users in Region One. As relatively new markets for us, we are still evaluating the lifetime value we will derive from these users and, as a result, we are expanding into these markets cautiously and with a close focus on achieving a positive return on investment. If as we hope we can achieve positive margins in these markets then we believe we can quickly expand our distribution.

To give our recent international growth some perspective, it is worth pointing out that under 5 percent of our total adverting spend in the second quarter was used to acquire users outside Region One and, over the same period, users outside region one contributed under 5 percent of our total revenue. If the mix of these international users and the revenue they contribute increase significantly over the coming quarters, then it is likely we will start to break out our key metrics by region to help give investors a clearer picture of company performance.

I want to move on now to briefly discuss our position regarding a reverse stock split. At our Shareholder meeting on June 11, 2009, a resolution for a reverse stock split was passed. Through this resolution the Board of Directors may implement a reverse split of our common stock at a ratio of 1-for-10 at any time prior to December 31, 2009.

As you’ll be aware, on July 31, 2009 NASDAQ withdrew the temporary suspension it had in place on the enforcement of its minimum $1.00 bid price requirement and market value of publicly held share requirements. The Company has not received a NASDAQ notice of noncompliance, however, if the Company does receive a notice of noncompliance it will make a public announcement as required by NASDAQ rules.  Additionally, the Company’s shareholders have authorized the Board to implement a reverse stock split prior to December 31, 2009.  The Company intends to make a measured decision as to its strategy regarding the NASDAQ continued listings requirements and will keep you updated.

Before handing over to Mike, I want to conclude by talking briefly about our business outlook.

On our last quarterly call, and against a backdrop of declining RPMLU, we predicted that we would finish 2009 with approximately 5 million live toolbar users. With our improved metrics in the latter part of Q2 and into Q3 we were able to increase our user base more aggressively than we initially forecast and, as a result, we now expect to end the year with more than 5 million live toolbar users.

While we are pleased to report this higher than expected growth in toolbar users, we believe that the more important metric for investors and analysts to focus on is the number of searches being conducted across our product portfolio. We believe that search volumes provide a more accurate barometer of company performance for two reasons. First, search data is gathered from across all of our products and not just our toolbars, and second because searches, or more specifically the ad clicks that follow, contribute the majority of our revenue today. As a reminder, we saw searches increase by 8 percent from March 2009 to June 2009; in total our users conducted over 58 million searches across our product portfolio in June.

So, in summary, we are encouraged by the improvements we have seen in our metrics across ALOT in the latter part of the second quarter and into the third quarter. RPMLU for our core Region One users has increased; our users are searching more and clicking on more ads; and we’re generating increased revenue per click through a combination of our higher revenue sharing rate and what would appear to be modest improvements to the broader online advertising market.

While these positive trends began too late in the second quarter to have a significant impact on our revenue, we believe that we have now established a momentum that will help drive improved performance in the second half of the year. We expect to increase revenue and narrow our losses in the third quarter and continue to predict EBITDA profitability in the fourth quarter.

With that said, let me turn the call over to Mike, who will cover financial results. Mike?

Mike Cutler
Thank you Peter and good afternoon everybody.

As Peter mentioned, we have been encouraged by the positive metrics that we’ve seen across our ALOT product portfolio in the latter part of Q2 and into Q3 2009.

Despite these positive trends, we continued to suffer from softness in RPMLU during the early part of the second quarter and believe that this, combined with the continued effects of our cuts in advertising spend in the first quarter, resulted in revenue declining from $6.2 million in Q1 2009 to $6.0 million in Q2 2009.

Over the second quarter we increased adverting spend to $5.8 million, up from $4.3 million in Q1 2009. While this increase in advertising spend negatively impacted net margins in the second quarter, we believe that it was a necessary step as we focus on growing our user base and returning the business to EBITDA profitability.

As Peter mentioned in his introduction earlier, there is typically a delay between when we spend our advertising dollars and when revenue is realized from the new users who are acquired from that spend. We believe this revenue lag worked against us in the second quarter due to the cuts in advertising spend made in the first quarter; however importantly, we believe that this revenue lag should now start to work in our favor due to our increased spend in the second quarter and the sustained spending strategy we are forecasting for the remainder of 2009.

Operating expenses for the second quarter were $9.0 million, compared to operating expenses of $8.5 million in Q1 2009. Operating expenses in Q2 2009 included $0.2 million of non-cash compensation expense and accelerated recognition of $0.6 million of unamortized loan expense relating to our line of credit with Bridge Bank. The operating expenses in Q1 2009 included $0.5 million of non-cash compensation expense.

As a smaller, more streamlined business, we have managed to achieve a range of savings in our operating expense structure and we will continue to focus on achieving additional savings in the third quarter and beyond. As a result of these savings we expect to keep operating expenses, excluding advertising spend, to below $1.0 million per month for the remainder of 2009.

Cash and cash equivalents decreased from $11.6 million on March 31, 2009 to $8.3 million on June 30, 2009. The decrease of $3.3 million was primarily as a result of loss from operations, certain anticipated one-time expenses as well as the increases in advertising spend that I described earlier. We expect our reported cash to reach a low-point of between $5.0 million and $6.0 million, and expect our mid-quarter cash balance to trough below this reported figure in early to mid Q4 2009.

EBITDA in the second quarter was a loss of $3.4 million, compared to an EBITDA loss of $2.7 million in Q1 2009. Q2 2009 EBITDA included $0.2 million non-cash compensation expense. Q1 2009 EBITDA included $0.5 million non-cash compensation expense.

Adjusted EBITDA was a loss of $3.2 million in Q2 2009, compared to Adjusted EBITDA loss of $2.3 million in Q1 2009. Q2 2009 Adjusted EBITDA loss excluded $0.2 million in non-cash compensation expense. Q1 2009 Adjusted EBITDA loss excluded $0.5 million non-cash compensation expense.

As of June 30 2009, the Company had an active base of approximately 50 employees, comparable to the staff numbers we reported at the end of Q1 2009. We believe that the tools we have in place for building and marketing our ALOT products, mean that we can increase our user base and the verticals and markets in which we operate without any significant increases in personnel. As a result, we expect to maintain current staffing levels for the remainder of 2009.

Additionally, we believe that the existing hardware infrastructure we have in place is sufficient to support approximately double our current live user base, so we do not believe any major capital expenditure will be required to facilitate our short and mid-term growth plans for ALOT.

So, in summary, we believe that in the second half of 2009 we will enjoy the positive impacts of both our increased advertising spend and the improvements we’ve seen in our ALOT metrics. We expect to increase revenue and reduce our EBITDA loss in the third quarter of 2009 and continue to forecast EBITDA profitability in Q4 2009.

I will now turn the call back to Peter for some concluding remarks. Peter?

Peter Corrao:

Thanks Mike. So, in summary our focus is to maintain and build on the positive metrics that we’ve achieved across our ALOT product portfolio since the latter part of the second quarter. We remain confident in our ability to return the business to EBITDA profitability in the fourth quarter and I look forward to updating you with our progress. With that, let me turn the call back to Alex for some questions that have come in via email; Alex will then turn the call over to the operator for our live Q&A session. Alex?

Alex Vlasto:

Q & A Session

This conference call contained certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words or expressions such as “plan,” “will,” “intend,” “anticipate,” “believe” or “expect,” or variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. Key risks are described in Vertro’s reports filed with the U.S. Securities and Exchange Commission, including the Form 10-Q for Q2 2009. In addition, past performance cannot be relied upon as a guide to future performance.

That concludes our call today; thank you for listening.